As filed with the Securities and Exchange Commission on August 15, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_________________________

GIVEN IMAGING LTD.
(Exact name of registrant as specified in its charter)
_________________________

ISRAEL	NOT APPLICABLE
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2 Ha'carmel Street
Yoqneam 20692
Israel
+972-4-909-7766

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

GIVEN IMAGING LTD.
2006 EQUITY INCENTIVE PLAN
(Full title of plan)
_________________________

Given Imaging, Inc.
3950 Shackleford Road, Suite 500
Duluth, GA 30096-1852
(770) 662-0870

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Daniel E. Wolf Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, NY 10036 Tel: 212-735-3000	Einat Weidberg, Adv. Raved, Magriso, Benkel & Co. Tel-Aviv 64928 Israel Tel: (011) 972-3-606-0260
_________________________

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, par value NIS 0.05 per share	1,500,000	$26.52	$39,780,000	$1,221.25

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers additional shares that may become issuable under the above-named Plan by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of Ordinary Shares.

(2) Computed in accordance with Rule 457(h) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Ordinary Shares on August 10, 2007, quoted on the Nasdaq National Market.

Explanatory Note

This registration statement registers an additional 1,500,000 shares of ordinary shares, par value NIS 0.05 per share (the "Ordinary Shares"), of Given Imaging Ltd. (the "Company") that may be issued and sold under the Given Imaging Ltd. 2006 Equity Incentive Plan (the "Plan"). This registration of 1,500,000 Ordinary Shares will increase the number of shares registered for issuance under the Plan to 4,000,000. As permitted by General Instruction E to the Form S-8, this registration statement incorporates by reference the registration statement on Form S-8, File No. 333-134739, which we filed with the Securities and Exchange Commission (the "SEC") on June 5, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in Part I of Form S-8 (plan information and registration information and employee plan annual information) will be sent or given to employees as specified by Rule 428(b)(1) of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be and are not filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II of this Registration Statement and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b), and will include the address and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The contents of the Company’s earlier registration statement on Form S-8, file number 333- 134739, filed with the SEC on June 5, 2006, are hereby incorporated herein by reference.

In addition, by this reference, the Company hereby incorporates into this registration statement the following documents filed by the Company:

1.	The Company’s Annual Report on Form 20-F for the year ended December 31, 2006, filed with the SEC on May 16, 2007.

2.	The Company's Reports on Form 6-K filed with the SEC on June 22, 2007, August 2, 2007 and August 9, 2007

3.
The description of the Ordinary Shares contained in the Registration Statement on Form 8-A, dated August 28, 2001, filed with the SEC by the Company to register such securities under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable

Item 5.  Interests of Named Experts and Counsel.

Not applicable

Item 6. Indemnification of Directors and Officers.

Under the Israeli Companies Law, an Israeli company may not exculpate an office holder from liability for a breach of the duty of loyalty of the office holder. However, a company may approve an act performed in breach of the duty of loyalty of an office holder provided that the office holder acted in good faith, the act or its approval does not harm the company, and the office holder discloses the nature of his or her personal interest in the act and all material facts and documents a reasonable time before discussion of the approval. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for a breach of duty of care, subject to specified exceptions, but only if a provision authorizing such exculpation is inserted in its articles of association. The Company's articles of association include such a provision.

An Israeli company may indemnify an office holder in respect of certain liabilities either in advance of an event or following an event provided a provision authorizing such indemnification is inserted in its articles of association. The Company's articles of association contain such an authorization. An undertaking by an Israeli company to indemnify an office holder must be limited to foreseeable liabilities and reasonable amounts determined by the board of directors. A company may indemnify an office holder against the following liabilities incurred for acts performed as an office holder:

● a financial liability imposed on him or her in favor of another person pursuant to a judgment, settlement or arbitrator's award approved by court;

● reasonable litigation expenses, including attorneys' fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third party, or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for a crime that does not require proof of criminal intent; and

● reasonable expenses, including attorneys' fees, incurred by the office holder in connection with an investigation or other proceeding by a governmental authority, if such proceeding did not result in an indictment of the office holder and a fine (as a substitute to a criminal proceeding) was not imposed on the office holder, or if such proceeding did not result in an indictment of the office holder and the office holder was requested to pay a fine for a crime that does not require proof of criminal intent.

An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder:

● a breach of duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

● a breach of duty of care to the company or to a third party; and

● a financial liability imposed on the office holder in favor of a third party.

An Israeli company may not indemnify, insure or exculpate an office holder against any of the following:

● a breach of duty of loyalty, except for insurance and indemnification where the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

● a breach of duty of care committed intentionally or recklessly;

● an act or omission committed with intent to derive illegal personal benefit; or

● a fine levied against the office holder.

Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders must be approved by the Company's audit committee and board of directors and, in respect of the Company's directors, by its shareholders as well.

The Company's articles of association allow it to exculpate, indemnify and insure the Company's office holders to the fullest extent permitted by the Israeli Companies Law. The Company's office holders are currently covered by a directors and officers' liability insurance policy. To date, no claims for directors and officers' liability insurance have been filed under this policy.

The Company has entered into agreements with each of its office holders undertaking to exculpate, indemnify and insure them to the fullest extent permitted by law, including with respect to liabilities resulting from this offering. The Company may enter into additional agreements to indemnify or insure its directors and officers when circumstances change or when new directors and officers join the Company. This indemnification is limited to events and amounts determined as foreseeable by the board of directors, and the insurance is subject to the Company's discretion depending on its availability, effectiveness and cost. In the opinion of the U.S. Securities and Exchange Commission, however, indemnification of directors and office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

Item 7. Exemption From Registration Claimed.

 Not applicable.

Item 8.	Exhibits.

4.1	Articles of Association of the Registrant, incorporated by reference to Exhibit 3.1 of the Registration Statement on Form F-1 (File No. 333-68142) filed with the Commission on August 22, 2001.

4.2	Specimen share certificate, incorporated by reference to Exhibit 4.1 of the Registration Statement on Form F-1 (File No. 333-68142) filed with the Commission on August 22, 2001.

5.1	Opinion of Raved, Magriso, Benkel & Co., Israeli counsel to the Company as to the validity of the ordinary shares (including consent).

23.1	Consent of KPMG Somekh Chaikin, Independent Registered Public Accounting Firm

23.2	Consent of Raved, Magriso, Benkel & Co. (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

99.1	Given Imaging Ltd. 2006 Equity Incentive Plan (incorporated by reference to the Company's Current Report on Form 6-K, filed September 22, 2006).

Item 9.	Undertakings.

The undersigned Registrant, Given Imaging Ltd., hereby undertakes:

1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;
b)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

c)
to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

2)
that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

4)
that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act and each filing of each Plan's annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Yoqneam, Israel, on August 15, 2007.

GIVEN IMAGING LTD.

By:	/s/ Nachum Shamir
Name:	Nachum Shamir
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Nachum Shamir and Yuval Yanai, and each of them severally, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Nachum Shamir	President and Chief Executive Officer (Principal Executive	August 15, 2007
Nachum Shamir	Officer), Director and United States Representative

/s/ Yuval Yanai	Chief Financial Officer	August 15, 2007
Yuval Yanai	(Principal Financial and Accounting Officer)

/s/ Israel Makov	Chairman of the Board of Directors	August 15, 2007
Israel Makov

/s/ Doron Birger	Director	August 15, 2007
Doron Birger

/s/ James M. Cornelius	Director	August 15, 2007
James M. Cornelius

/s/ Michael Grobstein	Director	August 15, 2007
Michael Grobstein

/s/ Prof. Anat Leowenstein	Director	August 15, 2007
Prof. Anat Leowenstein

/s/ Arie Mientkavitch	Director	August 15, 2007
Arie Mientkavitch

/s/ Dennert O. Ware	Director	August 15, 2007
Dennert O. Ware

EXHIBIT INDEX

4.1	Articles of Association of the Registrant, incorporated by reference to Exhibit 3.1 of the Registration Statement on Form F-1 (File No. 333-68142) filed with the Commission on August 22, 2001.

4.2	Specimen share certificate, incorporated by reference to Exhibit 4.1 of the Registration Statement on Form F-1 (File No. 333-68142) filed with the Commission on August 22, 2001.

5.1	Opinion of Raved, Magriso, Benkel & Co., Israeli counsel to the Company as to the validity of the ordinary shares (including consent).

23.1	Consent of KPMG Somekh Chaikin, Independent Registered Public Accounting Firm.

23.2	Consent of Raved, Magriso, Benkel & Co. (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

99.1	Given Imaging Ltd. 2006 Equity Incentive Plan.